Exhibit 99.1
(1)    The 3,603 shares of Common Stock are all owned directly by Mr. James Gillespie.
        Mr. Gillespie is a limited partner in the investment manager for each of Greywolf
        Capital  Overseas Fund and Greywolf High Yield Master Fund and is also a non-controlling member of a limited liability company which is the sole general partner of Greywolf Capital Partners II LP.  Mr. Gillespie disclaims beneficial ownership of all Warrants and Shares owned by Greywolf Capital Partners II LP, Greywolf
        Capital  Overseas Fund and Greywolf High Yield Master Fund in excess of his pecuniary interests.

(2)     Mr. Jonathan Savitz is the senior managing member of a limited liability company which is the sole general partner of Greywolf Capital Partners
        II LP. Mr. Savitz is also the managing member of a limited liability company which is the general partner of the investment manager for each of Greywolf Capital Overseas Fund and Greywolf High Yield Master Fund.
        This investment manager exercises investment discretion and control over the securities held by each of Greywolf Capital Overseas Fund and
        Greywolf High Yield Master Fund.

        Mr. Savitz does not directly own any Warrants or Shares. Mr. Savitz may be deemed to beneficially own 2,372,833 Shares, which represents approximately 7.9% of the outstanding shares of Common Stock, of which
        802,967 are owned directly by Greywolf Capital Partners II LP, 1,022,216 are owned directly by Greywolf Capital Overseas Fund and 547,650 are owned directly by Greywolf High Yield Master Fund. This percentage of
        Common Stock is based upon 29,977,759 shares, which reflects the sum of
        (i) the shares of Common Stock issued and outstanding as of September 1,
        2004, as disclosed to Greywolf Capital Partners II LP, Greywolf Capital
        Overseas Fund and Greywolf High Yield Master Fund by the Issuer plus
        (ii) all shares of Common Stock underlying the Series A Warrants issued to Greywolf Capital Partners II LP, Greywolf Capital Overseas Fund and
        Greywolf High Yield Master Fund. To the extent the Series B Warrants become exercisable, Mr. Savitz may be deemed to beneficially own
        3,611,111 Shares, which represents approximately 11.6% of the outstanding shares of Common Stock, of which 1,222,000 are owned directly by Greywolf Capital Partners II LP, 1,555,666 are owned directly by
        Greywolf Capital Overseas Fund and 833,445 are owned directly by
        Greywolf High Yield Master Fund. This percentage is based upon
        31,215,857 shares, which reflects the sum of (i) the shares of Common
        Stock issued and outstanding as of September 1, 2004, as disclosed to
        Greywolf Capital Partners II LP, Greywolf Capital Overseas Fund and
        Greywolf High Yield Master Fund by the Issuer plus (ii) all shares of
        Common Stock underlying the Series A Warrants and the Series B Warrants issued to Greywolf Capital Partners II LP, Greywolf Capital Overseas
        Fund and Greywolf High Yield Master Fund.

        Mr. Savitz disclaims beneficial ownership of all such Warrants and
        Shares, in excess of his pecuniary interests, and all Shares owned directly by
        Mr. Gillespie.

(3)     Each Series B Warrant is exercisable for one share of Common Stock, subject to adjustment, at any time on or after the date when a majority of the Issuer's stockholders approve the issuance of the Series B
        Warrants. If a majority of the Issuer's stockholders have not approved the issuance of the Series B Warrants by January 31, 2005, or by April
        30, 2005 if the Issuer is unable to call a meeting of all of its voting stockholders prior to January 31, 2005 solely as a result of an action taken by (or inaction of) the United States Securities and Exchange
        Commission, then the Series B Warrants will become immediately exercisable for cash in an amount equal to 105% times the then current market price of the Common Stock.